Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report, dated September 28, 2016, in this Registration Statement on Post-Effective Amendment No. 2 to Form S-1 (File No. 333-204434), with respect to the consolidated balance sheets of AntriaBio, Inc. and subsidiary as of June 30, 2016 and 2015 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the periods then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

EKS&H LLLP

October 14, 2016

Denver, Colorado